Exhibit 99.1

FOR IMMEDIATE RELEASE	July 8, 2003

NEWS MEDIA CONTACT:
Natalie Wymer, 301/280-5654

EDITORS: Please do not use “Pacific Gas and Electric” or “PG&E” when referring to PG&E Corporation or its subsidiary, PG&E National Energy Group, Inc. PG&E National Energy Group is not the same company as Pacific Gas and Electric Company, the utility, and is not regulated by the California Public Utilities Commission. Customers of Pacific Gas and Electric Company do not have to buy products or services from PG&E National Energy Group in order to continue to receive quality regulated services from Pacific Gas and Electric Company.

PG&E NATIONAL ENERGY GROUP, INC.
TO REORGANIZE UNDER CHAPTER 11 PROTECTION

Action Taken With Support of Major PG&E NEG Creditors

     BETHESDA, Md. — As the next step in their ongoing restructuring efforts, PG&E National Energy Group, Inc. (PG&E NEG), PG&E Energy Trading Holdings Corporation (PG&E ET) and PG&E ET subsidiaries today voluntarily filed petitions for protection under Chapter 11 of the federal bankruptcy code. Separately, USGen New England, Inc. (USGenNE) filed its own petition for Chapter 11 relief. Today’s filings in the U.S. Bankruptcy Court for the District of Maryland are in keeping with PG&E NEG’s previously announced intention to maximize cash and reduce liabilities as part of its ongoing effort to restructure debt obligations.

     Other PG&E NEG entities — including PG&E Gas Transmission Northwest and PG&E Generating, which include several independent power generation facilities across the country — have not filed for Chapter 11 protection. Operations are expected to continue as normal at these facilities and at facilities owned by USGenNE. PG&E NEG is a subsidiary of PG&E Corporation (NYSE: PCG), which is not a party in the Chapter 11 proceedings.

     With the agreement in principle of major creditors as to its key terms, PG&E NEG also filed a Plan of Reorganization. This group includes informal bondholders, as well as agents under certain unsecured credit facilities, acting in their individual capacities. The plan anticipates that PG&E Corporation will have no equity interest in PG&E NEG or any of its subsidiaries after the Chapter 11 reorganization is approved by the court and implemented. Instead, equity in a reorganized PG&E NEG would be distributed proportionately to unsecured creditors as a component of a plan distribution package that would include cash, new debt securities and common stock. However, PG&E Corporation may continue to provide certain services on an interim basis, including the administration of employee benefits. It is anticipated that a Chapter 11 plan for PG&E ET entities will be filed at a later date. Similarly, USGenNE’s debt will not be restructured as part of the PG&E NEG plan, but will be dealt with at a later date.

     PG&E NEG also announced today that Joseph Bondi, currently the company’s chief restructuring officer, will assume the role of chief executive officer, in addition to his current duties, subject to court approval. PG&E NEG President Thomas B. King has resigned and will remain with PG&E Corporation.

     “For several months, with our creditors, we have made steady progress toward restructuring PG&E National Energy Group’s obligations,” said Bondi, chief executive officer-designate of PG&E NEG. “While there is still much work to be done, we believe that today’s action is another step in moving forward and resolving the challenges that our financial situation and current market conditions present. We concluded, along with our lenders, that filing Chapter 11 protection provides the best opportunity to reach a resolution that is in the long-term interests of our employees, the creditors and our other stakeholders.”

     PG&E Corporation announced in May that the ongoing restructuring of PG&E NEG would be implemented through a Chapter 11 bankruptcy to facilitate an orderly negotiation among creditors, which include five bank syndicates, with approximately 40 banks and bondholders. The company estimates that claims asserted against PG&E NEG may exceed $4 billion.

     PG&E NEG is in default under various recourse debt agreements and guaranteed equity commitments totaling nearly $3 billion. In addition, other PG&E NEG subsidiaries are in default under various debt agreements totaling approximately $2.5 billion, but this debt is non-recourse to PG&E NEG.

     As a result of the sustained downturn in the power industry and like a number of merchant energy businesses, PG&E NEG experienced a financial downturn. This caused the major credit rating agencies to downgrade credit ratings to below investment grade. Although PG&E NEG’s operating performance was solid during 2002, the company took a loss of $3.4 billion for the year, including the impairment charges related to the planned sale, transfer or abandonment of investments associated with the merchant power generation operation. These were steps affirmatively taken to restructure the business.

First Day Motions

     In conjunction with the filing today, PG&E NEG will seek approval from the Bankruptcy Court for a variety of “first day motions” enabling the company to continue to manage its businesses in the ordinary course. The first day motions include requests for permission to continue payments for affected employee payroll and health benefits, and retain legal, financial and other professionals to assist the company through the Chapter 11 process.

     The company fully expects to continue to meet various employee payrolls and provide for continued employee health care and other benefits. Employees’ qualified retirement savings plan accounts are not affected by the filing, as they are held in a trust and protected by federal law. The company also expects to continue paying vendors and suppliers in full for goods and services provided after the filing.

     Due to the company’s cash on hand of approximately $114 million as of May 31, 2003, PG&E NEG does not need to arrange for debtor-in-possession financing. While the company expects to continue most operations during bankruptcy, operations and staffing levels will be affected as the company seeks to minimize costs and conserve cash.

Moving Forward

     “Our goal is to continue to work constructively with the creditors to reorganize these businesses, which include valuable assets that are performing well, in a way that maximizes their value and enables these operations to emerge from Chapter 11 as viable businesses going forward.” Bondi said.

     As previously reported for the past several months, PG&E NEG has significantly reduced its energy trading operation. Today’s Chapter 11 filing of PG&E ET entities will facilitate the next major step toward final financial resolution and the wind-down of the trading subsidiaries.

USGen New England

     While USGenNE also has filed Chapter 11 in the Maryland bankruptcy court, its case is being separately administered. The company estimates that claims asserted against USGenNE will exceed $1 billion.

     PG&E NEG and USGenNE will continue to work with creditors to address the future of the USGenNE assets which include: Brayton Point Station, Somerset, Mass.; Salem Harbor Station, Salem, Mass.; Manchester Street Station, Providence, R.I.; Bear Swamp facility, Rowe, Mass.; Connecticut River Hydroelectric System in New Hampshire and Vermont; and Deerfield River Hydroelectric System in Massachusetts and Vermont. It still remains likely at this time that the company will sell or transfer USGenNE, as it previously reported.

Restructuring Efforts To Date

     Today’s filings follow months of aggressive actions by PG&E NEG and its subsidiaries to abandon, sell and transfer assets and significantly reduce energy trading operations in an ongoing effort to raise cash and reduce debt, whether through negotiation with lenders or otherwise. Efforts to date and as previously reported, include:

•	Sold the 66.6 megawatt Mountain View wind-powered generation facility in the San Gorgonio Pass near Palm Springs, CA, to Centennial Power, Inc. for $102.5 million.

•	Sold one-half of its 50 percent interest in the Hermiston Generating plant to Sumitomo Corporation and Sumitomo Corporation of America for a pre-tax gain of approximately $23 million. The plant, located in Hermiston, OR, continues to be operated and managed by a subsidiary of PG&E NEG.

•	Sold the 176-megawatt, natural gas-fired Spencer Station Generating facility in Denton, TX, and the nearby Lake Lewisville hydroelectric facility for about $2 million to the City of Garland, TX.

•	Sold the Canadian energy trading operation, ET Canada, to Seminole Canada Gas Company Limited.

•	Reduced the aggregate value of the energy trading portfolio by more than 70 percent. The company has limited its asset trading and risk management activities to only what is necessary for energy management services to facilitate the transition of the company’s merchant generation facilities through their sale, transfer or abandonment. Ultimately, PG&E NEG will reduce and transition to only retain limited capabilities to ensure fuel procurement and power logistics for the company’s retained independent power plant operations.

•	Agreement in principle to transfer three power plant construction projects — Athens Generating (Athens, NY), Covert Generating (Covert, MI), and Harquahala Generating (Tonopah, AZ) — to the respective lenders or their designees. While the transfers have not yet been completed, funding has been provided for these projects to be completed and today’s Chapter 11 filings are not expected to have any affect on those projects.

•	Agreement in principle to transfer three power projects — La Paloma Generating (McKittrick, CA), Millennium Power (Charlton, MA) and Lake Road Generating (Killingly, CT) — to the respective lenders or their designees. While these transfers have not yet been completed, today’s Chapter 11 filings are not expected to have any affect on those agreements or the day-to-day operations of these facilities.

•	Pending sale of the 149-megawatt Ohio power peaking facilities to AMP-Ohio for approximately $7 million. It is expected to be completed by August 31, 2003, following necessary regulatory approvals.

About PG&E NEG

     Headquartered in Bethesda, MD, PG&E NEG employs approximately 1,800. The company’s more than 7,300 megawatts of generation include a mix of natural gas, coal/oil, hydroelectric, waste coal and wind power at numerous facilities across the country. With more than 1,350 miles of gas pipelines, the company’s Pacific Northwest system has the ability to transport 2.9 billion cubic feet of natural gas per day from cost-competitive, abundant supplies in Western Canada to markets in California, Nevada and the Pacific Northwest. The company also owns the 80-mile North Baja pipeline in Southern California, which has capacity to ship 500 million cubic feet of natural gas from U.S. producing regions to markets in Northern Mexico and Southern California.

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This news release discusses certain matters that may be considered “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, including statements regarding the intent, belief or current expectations of PG&E National Energy Group and its management. Actual future results could differ materially from those expressed or implied in any forward-looking statements. PG&E National Energy Group describes in its filings with the U.S. Securities and Exchange Commission some of the key factors that could cause actual results to differ materially.